Press Release	Contacts:
www.aig.com	Quentin McMillan (Investors): quentin.mcmillan@aig.com
Leah Gerstner (Media): leah.gerstner@aig.com

AIG Appoints Keith Walsh
Executive Vice President, Chief Financial Officer

NEW YORK – September 18, 2024 – American International Group, Inc. (NYSE: AIG) today announced that Keith Walsh will join the company as Executive Vice President, Chief Financial Officer, effective October 21, 2024. Mr. Walsh will report to AIG Chairman & Chief Executive Officer, Peter Zaffino and become a member of the Executive Leadership Team. He will be responsible for leading AIG’s global Finance organization and will be based in New York.

“Keith is a highly accomplished executive with deep financial expertise and significant investor experience in the financial services sector, particularly the insurance industry,” said Peter Zaffino, Chairman & CEO, AIG. “I am very confident that he will be an excellent addition to our executive leadership team and brings outstanding leadership to our global Finance organization.”

“AIG has executed an exceptional business and financial turnaround, and I am honored to join this iconic company in its next phase of industry leadership and growth,” said Mr. Walsh. “I look forward to working closely with Peter Zaffino and AIG’s executive leadership team, as well as leading AIG’s talented global Finance organization as we continue to deliver for the company’s stakeholders and enhance shareholder value.”

With more than 25 years of finance leadership experience, Mr. Walsh joins AIG from Marsh McLennan, where he served as Chief Financial Officer of Marsh. From 2012 to 2017, he was Vice President and Head of Investor Relations for Marsh McLennan Companies. Previously, Mr. Walsh spent 14 years as an equity research analyst at Citi where he covered the insurance sector. He holds a Bachelor of Science degree from the University at Albany-SUNY and a Master of Business Administration from NYU Stern School of Business.

In this role, Mr. Walsh succeeds Sabra Purtill, who has served as Chief Financial Officer since January 2023. Ms. Purtill will continue to report to Mr. Zaffino working on strategic projects and will act as an advisor to Mr. Walsh to enable a smooth transition. Following a distinguished career in which Ms. Purtill served in senior leadership roles in financial services and insurance companies, she joined AIG in 2019 as Deputy Chief Financial Officer and Treasurer. She subsequently served as AIG’s Chief Risk Officer from 2021 to 2022 helping the company navigate the pandemic while enhancing AIG’s profile with stakeholders including the financial community. From April 2022 Ms. Purtill served as Chief Investment Officer of Corebridge Financial before returning to AIG in January 2023.

“I would like to thank Sabra for her significant value and contributions during an important period as we improved our financial performance and positioned AIG for the future,” said Mr. Zaffino. “Sabra took on several complicated roles during important moments of AIG’s transformation. Among her many accomplishments, Sabra helped to focus our company on maximizing shareholder value as a leading global insurer.”

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About AIG

American International Group, Inc. (NYSE: AIG) is a leading global insurance organization. AIG provides insurance solutions that help businesses and individuals in approximately 190 countries and jurisdictions protect their assets and manage risks through AIG operations and network partners. For additional information, visit www.aig.com. This website with additional information about AIG has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide operations of American International Group, Inc. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.